                                                                    Exhibit 10.3

May 23, 2001


Delivered By Hand
-----------------


Mr. Bert C. Klein

Dear Bert:

This letter confirms our discussion last week during which you voluntarily resigned from your employment as Senior Vice President, Chief Financial Officer and Secretary of Glenayre, effective May 23, 2001 (the "Resignation Date") on the terms and conditions set forth in this letter agreement. Glenayre and you mutually agree that your Employment Agreement with Glenayre dated April 27, 2000 (the "Employment Agreement") is terminated and of no further force or effect, effective as of the Resignation Date, and that the benefits provided to you under this letter agreement are in lieu of any and all benefits under the Employment Agreement.

1.   Resignation.  You hereby resign from your employment with any of the
     -----------
     Glenayre Companies (defined in Paragraph 7 below) and resign from all offices, committees and positions you hold with the Glenayre Companies and any affiliated company, including but not limited to your position as Senior Vice President, Chief Financial Officer and Secretary of Glenayre, with said resignation to be effective on the Resignation Date. If requested by Glenayre, you will execute any additional resignation letters, forms or other documents which acknowledge your resignation from such employment, positions, committees and offices.

2.   Services. So long as you receive severance payments under Paragraph 4
     --------
     below, you agree to be available on reasonable notice and at reasonable times to provide services to Glenayre in connection with financial or other matters. In this connection, you will act as an independent contractor and not as an employee of Glenayre.

3.   Accrued Salary and Benefits.  You will be paid all salary and benefits to
     ---------------------------
     which you are entitled through the Resignation Date. You will be paid for your accrued but unused vacation as of such date.

4.   Payments after the Resignation Date (the "Special Exit Package").  On or
     ----------------------------------------------------------------
     prior to June 1, 2001, you will receive one lump sum payment equal to $285,000. You will also receive additional severance benefits in the form of bi-weekly payments of $10,961.54 each (up to a maximum amount of $142,500) until the earlier of (i) the expiration of six months after the Resignation Date or
     (ii) such time as you accept employment from another company. The foregoing payments shall be made in accordance with Glenayre's payroll practices and shall be subject to all applicable withholding as an employee.

5.   Benefits Following the Resignation Date.  After the Resignation Date and so
     ---------------------------------------
     long as you receive severance payments under Paragraph 4 above, you and your dependents will continue to be eligible to participate in Glenayre's medical plan at current employee rates, which may be revised from time to time. Once such severance payments cease, you may continue your individual and dependent coverage through COBRA at rates which are evaluated annually.

     After the Resignation Date, you shall cease to be covered by all vacation and holiday leave programs, the 401(k) Retirement Savings Plan, the Employee Stock Purchase Plan, short and long-term disability, Life and AD&D, and you shall cease to be entitled to any perquisites or benefit rights not expressly covered by this letter agreement.

     You have been granted options to purchase Glenayre's common stock. You agree that all such options expire on the Resignation Date, except that options for 75,000 shares granted to you on March 30, 2001 will become immediately vested on the Resignation Date and you will have a period of one year after the Resignation Date in which to exercise any of such vested options.

6.   No Recruitment of Employees.  You agree not to recruit, provide information
     ---------------------------
     on any personnel of the Glenayre Companies (defined in Paragraph 7 below), or assist another employer in the recruitment of any employee of the Glenayre Companies within two years after the Resignation Date.

7.   Release. In consideration for receipt of the Special Exit Package, which
     -------
     you specifically acknowledge to be sufficient consideration to support this release, you hereby release and discharge Glenayre Technologies, Inc., Glenayre Electronics, Inc. and their predecessors, successors, and affiliates, successors, assigns and benefit plans (collectively, the "Glenayre Companies") and their respective directors, officers, shareholders, trustees, administrators, employees, representatives and agents from any and all claims or liabilities of whatever kind or nature, known or unknown, which you have ever had or which you now have, including but not limited to, claims arising out of your employment with any of the Glenayre Companies or the termination of your employment, whether based on tort, contract (express or implied) or any state or federal wage, employment or common laws. This release does not, however, apply to any obligations of Glenayre under this letter agreement.

8.   Confidential Information. You agree that you will keep strictly
     ------------------------
     confidential and will not disclose, directly or indirectly, any document or information (including all proprietary, confidential, or trade secret information of the Glenayre Companies, that you have had in your possession or of which you were/are aware) relating to your employment with any of the Glenayre Companies or to the business and operations of any of the Glenayre Companies. You further agree that you will not make any statement nor take any action which might adversely reflect upon any of the Glenayre Companies, or any of their officers, directors or employees. Likewise, Glenayre and its directors and officers will not make any statement nor take any action which might adversely reflect upon you.

9.   Remedies for Breach. You acknowledge and agree that in the event of a
     -------------------
     breach by you of the provisions of Paragraph 6 (No Recruitment of Employees) or Paragraph 8 (Confidential Information), Glenayre may, in addition to whatever other rights and remedies it may have at law or in equity, withhold any amounts or benefits otherwise payable or due under Paragraphs 3 and 4 of this letter agreement.

10.  Acknowledgment of Understanding and Voluntariness. You acknowledge that you
     -------------------------------------------------
     understand completely everything set forth in this letter agreement, that you have had ample opportunity to review this letter agreement and all its ramifications with an attorney of your own choosing, and that you have entered into this letter agreement voluntarily, without any coercion whatsoever, of your own free will, and that you intend legally to be bound by this letter agreement.

11.  Entire Agreement.  This letter agreement constitutes the entire agreement
     ----------------
     between Glenayre and you with respect to the subject matter hereof. This letter agreement will not be construed as an admission of liability, wrongdoing, or discrimination by any of the Glenayre Companies or any of their officers, directors, employees or agents.

12.  Severability.  If any provision hereof shall be determined to be
     ------------
     unenforceable, such fact shall not invalidate or render unenforceable any other provision hereof.

13.  Binding Effect.  This letter agreement shall be binding upon and inure to
     --------------
     the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, as the case may be.

14.  Governing Laws.  This letter agreement shall be deemed to have made in the
     --------------
     State of North Carolina and shall be interpreted, construed, and enforced in accordance with the laws of the State of North Carolina (without regard to any conflicts of laws principles).

If the foregoing terms and conditions are acceptable to you, please sign in the space indicated below.

Sincerely,                                   Accepted and agreed to:

/S/ Eric Doggett                             /S/ Bert C. Klein
------------------------                     --------------------------
 Eric Doggett                                Bert C. Klein
 President and CEO


cc:  Personnel File